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EXHIBIT 4.3

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

        This Amendment No. 1 (this "Amendment") is entered into as of June 29, 2003, between INFORMATION RESOURCES, INC., a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent"), to the Rights Agreement between the Company and Harris Trust and Savings Bank, amended and restated on October 27, 1997 (the "Rights Agreement"). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

        WHEREAS, the Company proposes to enter into (a) an Agreement and Plan of Merger, dated as of June 29, 2003 (as amended, supplemented, modified or replaced from time to time, the "Merger Agreement"), among Gingko Corporation, a Delaware corporation ("Parent"), Gingko Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and the Company and (b) the Contingent Value Rights Agreement to be entered into on the terms and subject to the conditions of the Merger Agreement by and among Parent, the Company and the Rights Agents (as defined therein) (as amended, supplemented, modified or replaced from time to time, the "CVR Agreement");

        WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the CVR Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Offer, any exercise of the Top-Up Option, the Merger and the issuance of the CVRs (as such terms are defined in the Merger Agreement), are advisable and are fair to and in the best interests of the Company and its stockholders;

        WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement and the CVR Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the CVR Agreement and the transactions contemplated thereby, including, without limitation, the Offer, any exercise of the Top-Up Option, the Merger and the issuance of the CVRs, from the application of the Rights Agreement as set forth in this Amendment;

        WHEREAS, Section 26 of the Rights Agreement provides that the Company and the Rights Agent may at any time supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates in order, among other things, to effect any change or modification which the Company may deem necessary or desirable; and

        WHEREAS, pursuant to Section 26, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

        NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

        SECTION 1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

"Notwithstanding anything in this Agreement to the contrary, neither Gingko, Corporation, a Delaware corporation ("Parent"), nor Gingko Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), nor any of the Affiliates of Parent or Merger Sub shall become or be deemed to be an Acquiring Person as a result of (i) the approval, execution, delivery or performance of (A) the Agreement and Plan of Merger, dated as of June 29, 2003, among Parent, Merger Sub and the Company (as amended, supplemented, modified or replaced from time to time, the "Merger Agreement") or (B) the Contingent Value Rights Agreement to be entered into on the terms and subject to the conditions of the Merger Agreement by and among Parent, the Company and the Rights Agents (as defined therein) (as amended, supplemented, modified or replaced from time to time, the "CVR Agreement"), (ii) the consummation of the Offer, any exercise of the Top-Up Option, the consummation of the Merger, or the issuance of the CVRs pursuant to the Offer or the Merger (as such terms are defined in the Merger Agreement), (iii) the consummation of any other transaction contemplated in the Merger Agreement and/or the CVR Agreement, including the purchase of common stock of the Company for the payment and issuance of the Offer Price (as defined in the Merger Agreement) pursuant to the Offer, the issuance of common stock of the Company pursuant to any exercise of the Top-Up Option, the exchange of common stock of the Company for the payment and issuance of the Merger Consideration (as defined in the Merger Agreement) pursuant to the Merger Agreement, or (iv) the public announcement of any of the foregoing."

        SECTION 2. Amendment to Section 1(k). Section 1(k) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

"Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or the CVR Agreement, (ii) the consummation of the Offer, any exercise of the Top-Up Option, the consummation of the Merger, or the issuance of the CVRs pursuant to the Offer or the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement and/or the CVR Agreement, including the purchase of common stock of the Company for the payment and issuance of the Offer Price pursuant to the Offer, the issuance of common stock of the Company pursuant to any exercise of the Top-Up Option, the exchange of common stock of the Company for the payment and issuance of the Merger Consideration pursuant to the Merger Agreement, or (iv) the public announcement of any of the foregoing."

        SECTION 3. Amendment to Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented by adding the following proviso to the end of the first sentence thereof:

"; provided that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or the CVR Agreement, (ii) the consummation of the Offer, any exercise of the Top-Up Option, the consummation of the Merger, or the issuance of the CVRs pursuant to the Offer or the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement and/or the CVR Agreement, including the purchase of common stock of the Company for the payment and issuance of the Offer Price pursuant to the Offer, the issuance of common stock of the Company pursuant to any exercise of the Top-Up Option, the exchange of common stock of the Company for the payment and issuance of the Merger Consideration pursuant to the Merger Agreement, or (iv) the public announcement of any of the foregoing."

        SECTION 4. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

" (a) Subject to Section 11(a)(iii) and (iv) and Section 23 hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase shares on the reverse side thereof duly executed, to the Rights Agent at its principal office or such other office designated by it for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the rights are exercised, at or prior to the earliest of (i) the time immediately prior to the consummation of the Merger (as defined in the Merger Agreement), (ii) the close of business on October 27, 2007 (the "Final Expiration Date"), and (iii) the date and time at which the Rights are redeemed as provided in Section 23 hereof; such earlier date and time being referred to herein as the "Expiration Date."

        SECTION 5. Amendment to Section 28. Section 28 of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

"Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement."

        SECTION 6. Effective Date. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

        SECTION 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

        SECTION 8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the Amendment and the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        SECTION 9. Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

        SECTION 10. No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

        SECTION 11. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

Attest:		INFORMATION RESOURCES, INC.
By:	/s/ ROBIN BERGMAN	By:	/s/ ANDY BALBIRER
Name:	Robin Bergman	Name:	Andy Balbirer
Title:	Assistant Secretary	Title:	Chief Financial Officer
Attest:		HARRIS TRUST AND SAVINGS BANK
By:	/s/ RONALD RODRIGUEZ	By:	/s/ JAMES R. FOX
Name:	Ronald Rodriguez	Name:	James R. Fox
Title:	Vice President	Title:	Vice President

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AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT